Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is made as of April 9, 2026, by and between Tenax Therapeutics, Inc., a Delaware corporation, with its principal place of business in North Carolina (the “Company”), and Thomas R Staab, II (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as its Chief Financial Officer and the Executive desires to accept such employment on the terms set forth below.

NOW, THEREFORE, in consideration of the foregoing, of the mutual promises herein, and of other good and valuable consideration, the receipt and sufficiency of which the parties acknowledge, the Company and the Executive agree as follows:

1. Employment. Effective as of May 11, 2026 (the “Start Date”), the Company hereby employs the Executive and the Executive hereby accepts employment as Chief Financial Officer upon the terms and conditions of this Agreement.

2. Duties.

(a) Generally. The Executive will have such authority, and will faithfully perform all of the duties, normally associated with the position of Chief Financial Officer, including but not limited to all duties set forth in this Agreement, and all additional duties consistent with such position that are reasonably prescribed from time to time by the Chief Executive Officer of the Company. The Executive shall comply with all Company policies, standards, rules and regulations (the “Company Policies”) as may exist from time to time and all applicable government laws, rules and regulations that are now or hereafter in effect.

(b) Full-Time Employment. The Executive shall devote Executive’s full business time and attention to perform Executive’s duties and responsibilities on behalf of the Company and in furtherance of its best interests. Notwithstanding the foregoing, Executive may (i) manage his personal investments, (ii) perform reasonable volunteer services, (iii) serve on the board of one or more charitable organizations, (iv) serve on the faculty of Kenan-Flagler Business School, and (v) with prior approval of the Company’s Board of Directors (the “Board”), serve on the board of directors of up to two for-profit companies that are not competitors of the Company; provided, in any case, that such activities do not materially interfere with the performance of Executive’s responsibilities in accordance with this Agreement or otherwise violate the terms of this Agreement.

3. Term. Unless earlier terminated as provided herein, the initial term of this Agreement shall commence on the Start Date and shall continue until the one-year anniversary of the Start Date (the “Initial Term”). After the Initial Term, this Agreement shall automatically renew for successive one-year terms on the same terms and conditions set forth herein unless: (a) earlier terminated or amended as provided herein; or (b) either party gives the other written notice of non-renewal at least 90 days prior to the end of the Initial Term or any renewal term of this Agreement, in which case, this Agreement shall terminate on the expiration of the then-current Term. The Initial Term of this Agreement and all applicable renewals thereof are referred to herein as the “Term.”

4. Compensation. During the Term, as compensation for the services rendered by the Executive under this Agreement, the Executive shall be entitled to receive the following (all payments are subject to applicable withholdings):

(a) Base Salary. The Executive shall receive an annual salary of $428,000 (less applicable withholdings) (“Base Salary”) payable in accordance with the payroll policies of the Company. The Company shall review, on an annual basis, the Executive’s salary and may increase or decrease such salary as the Company deems appropriate; provided, however, that any decrease shall only be effective if it is a result of an across-the-board decrease affecting all senior executives as a group.

(b) Bonuses. Each fiscal year during the Term, the Executive shall be entitled to an annual bonus, the amount of which is based on percentage achievement of annual goals set by the Company, after consultation with the Executive, at the beginning of each fiscal year for such fiscal year (the “Annual Bonus”), which achievement shall be determined as of the last day of such fiscal year. For the fiscal year during which the Start Date occurs, the Executive shall be entitled to a prorated Annual Bonus based on the same criteria but the amount of which shall be reduced based on the percentage of the fiscal year the Executive was employed by the Company, which shall include only the time from the Start Date through the last of such fiscal year. If the Executive achieves 100% of the annual goals during the Term, the Annual Bonus shall be 45% of the Base Salary (“Target Bonus”). There is no cap on the Annual Bonus for exceeding 100% of annual goals; for example, an achievement of 200% of annual goals would result in an Annual Bonus equal to 90% of Executive’s Base Salary. The Annual Bonus shall be paid in accordance with the Company’s regular bonus payment procedures, and, in all events, will be paid no later than 75 days following the end of the fiscal year in which the Annual Bonus was earned. Except as otherwise set forth in Section 6(b) or 6(c), in order to be eligible to receive the Annual Bonus, the Executive must be employed by the Company on the last day of the fiscal year for which the Annual Bonus was earned.

(c) Benefits. The Executive shall be entitled to receive those benefits provided from time to time to other executive employees of the Company, in accordance with the terms and conditions of the applicable plan documents, provided that the Executive meets the eligibility requirements thereof. All such benefits are subject to amendment or termination from time to time by the Company without the consent of the Executive or any other employee of the Company.

(d) Business Expenses. The Company shall pay, or reimburse the Executive for, all reasonable and appropriate expenses incurred by the Executive directly related to conduct of the business of the Company; provided that the Executive complies with the Company Policies for the reimbursement or advancement of business expenses that are now or hereafter in effect. The Company shall provide such payments or reimbursements within 30 days following the Executive’s incurrence of the expense.

(e) Equity Awards.

(i) Initial Option Award. Subject to the approval of the Board, as an inducement to entering into this Agreement, Executive will be granted an option to purchase 450,000 shares of the Company’s common stock (the “Option”). The Option will vest as to 25% of the shares covered thereby on the first anniversary of the Start Date, and thereafter the Option will vest in 36 substantially equal installments on each monthly anniversary thereafter, so long as Executive remains employed by the Company through each such vesting date. The Option will be subject to the terms of an option grant agreement to be entered between Executive and the Company.

(ii) Initial RSU Award. Subject to the approval of the Board, as an inducement to entering into this Agreement, Executive will be granted 10,000 restricted stock units (the “RSUs”). One-fourth of the RSUs will vest 10 days after the RSUs are granted, with the remainder vesting in three equal installments on the four-month, eight-month, and twelve-month anniversaries of the Start Date, so long as Executive remains employed by the Company through each such vesting date. The RSUs will be subject to the terms of an RSU grant agreement to be entered between Executive and the Company.

5. Termination. This Agreement and the Executive’s employment by the Company shall or may be terminated, as the case may be, as set forth below.

(a) Termination upon Expiration of the Term. This Agreement and the Executive’s employment by the Company shall terminate upon the expiration of the Term in the event either party gives the other party timely written notice of non-renewal in accordance with Section 3 of this Agreement.

(b) Termination by the Executive. The Executive may terminate this Agreement and Executive’s employment with the Company as follows:

(i) Voluntary Resignation. For any reason other than Good Reason (as defined below), 30 days after written notice of the Executive’s resignation is received by the Company.

(ii) For Good Reason. For purposes of this Agreement, the Executive’s termination of Executive’s employment will be deemed to have been for “Good Reason” if the Executive resigns within six months after any of the following conditions having arisen without Executive’s prior written consent and after having given the Company written notice of the existence of such condition within 90 days of the Executive’s knowledge of the existence of the condition and providing the Company with 30 days to remedy the condition: (A) a material diminution in the Executive’s Base Salary; (B) a material diminution in the Executive’s authority, duties, or responsibility by the assignment to Executive of authority, duties, or responsibilities materially inconsistent with Executive’s position; (C) the Executive’s place of employment is relocated by more than 50 miles; or (D) any breach by the Company of any material provision of this Agreement or any other written agreement with the Executive.

(c) Termination by the Company. The Company may terminate this Agreement and the Executive’s employment by the Company immediately upon written notice to the Executive (or Executive’s personal representative):

(i) Without Cause. At any time and for any reason other than due to Executive’s permanent disability or for Cause (each as described below).

(ii) Disability. If the Executive is “permanently disabled” (as defined herein), in which case this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive, the Executive’s spouse or beneficiaries which are fully vested as of the date of the termination of this Agreement. For purposes of this Agreement, the Executive shall be considered “permanently disabled” when a qualified medical doctor mutually acceptable to the Company and the Executive or the Executive’s personal representative shall have certified in writing that the Executive has been unable, because of a medically determinable physical or mental disability or illness, to perform substantially all of the Executive’s duties, with or without a reasonable accommodation, for more than 180 calendar days measured from the last full day of work.

(iii) For Cause. The term “Cause”, as used herein, shall mean: (A) Any willful material breach of the terms of this Agreement, or of any other written agreement with the Executive, by the Executive, which breach is not cured by the Executive within 30 days after the Company provides the Executive with written notice specifying the nature of such breach; (B) The Executive’s material misappropriation of the Company’s tangible or intangible property, or material and intentional breach of the Confidentiality Agreement (as defined below), provided, however, that for this purpose, the Executive will not be deemed to have breached the Confidentiality Agreement in connection with any disclosure made pursuant to a court order, subpoena or other legal obligation; (C) The Executive’s material failure to comply with the Company Policies or any other reasonable policies and/or directives of the Board, which failure is not cured by the Executive within 30 days after the Company provides the Executive with written notice specifying the nature of such failure; (D) The Executive’s abuse of illegal drugs or any illegal substance, or the Executive’s abuse of alcohol in any manner that materially interferes with the performance of the Executive’s duties under this Agreement; (E) Any dishonest or illegal action (including, without limitation, embezzlement) by the Executive which may result in material harm to the interests and well-being of the Company, including, without limitation, harm to its reputation, business, or financial condition; (F) The Executive’s failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the Company to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation; or (G) The Executive’s failure to disclose any conflict of interest known to the Executive that the Executive may have with the Company in a transaction between the Company and any third party which failure is detrimental to the interest and well-being of the Company.

(d) Death. Upon the death of the Executive, this Agreement shall terminate immediately; provided that, such termination shall not prejudice any benefits payable to the Executive’s spouse or beneficiaries which are vested as of the date of death.

6. Obligations Upon Termination.

(a) Generally. Upon the termination of this Agreement and the Executive’s employment with the Company for any reason, Executive (or Executive’s estate or heirs, if applicable), will be entitled to payment of all compensation and other benefits payable to the Executive (or Executive’s estate or heirs) through the date of such termination in accordance with the Company’s normal payroll cycle and terms of the applicable benefit plans and programs in existence at the time the Executive’s employment is terminated.

(b) Separation Benefits Upon Certain Terminations Not in Connection with a Corporate Transaction. Upon termination of this Agreement and the Executive’s employment with the Company by the Company pursuant to Section 5(c)(i), upon expiration of the Term following the Company’s notice of non-renewal pursuant to Section 3, or by the Executive pursuant to Section 5(b)(ii), and, in any such case, not at the time of or within 12 months immediately following a Corporate Transaction (as defined in the Company’s 2022 Stock Incentive Plan, as amended), Executive, in addition to the amounts described in Section 6(a) above, shall be entitled to receive the separation benefits described in Sections 6(b)(i), (ii), and (iii) below, such separation benefits specifically conditioned upon Executive’s execution and non-revocation of a valid release as described in Section 6(d) and compliance with Executive’s obligations under Sections 7, 8, and 9:

(i) payment of an amount equal to nine months of Executive’s then-current Base Salary (less applicable withholdings), payable in a lump sum on the 60th day following the date of the Executive’s separation from service (the “Severance Payment Date”);

(ii) a lump sum payment in an amount equal to the Target Bonus for the fiscal year in which such termination occurred, multiplied by a fraction, the numerator of which is the number of days during which the Executive was employed by the Company in the fiscal year in which the termination occurred and the denominator of which is 365 (less applicable withholdings), with such payment to be made on the Severance Payment Date; and

(iii) reimbursement for premium payments the Executive makes under the Consolidated Budget Reconciliation Act or comparable state-law continuation coverage (collectively, “COBRA”) to continue the Executive and, if applicable, the Executive’s family’s health insurance coverage under the Company’s group health insurance plan for nine months from the date of termination. Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments, but not later than 30 days after the Executive’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than 15 months following the termination of the Executive’s employment. Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility. If the Executive desires COBRA coverage, the Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will the Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

(c) Separation Benefits Upon Certain Terminations in Connection with a Corporate Transaction. Upon termination of this Agreement and the Executive’s employment with the Company by the Company pursuant to Section 5(c)(i), upon expiration of the Term following the Company’s notice of non-renewal pursuant to Section 3, or by the Executive pursuant to Section 5(b)(ii), and, in any such case, at the time of or within 12 months immediately following a Corporate Transaction (as defined in the Company’s 2022 Stock Incentive Plan, as amended), Executive, in addition to the amounts described in Section 6(a) above, shall be entitled to receive the separation benefits described in Sections 6(c)(i), (ii), and (iii) below, such separation benefits specifically conditioned upon Executive’s execution and non-revocation of a valid release as described in Section 6(d) and compliance with Executive’s obligations under Sections 7, 8, and 9:

(i) payment of an amount equal to 12 months of Executive’s then-current Base Salary (less applicable withholdings), payable in a lump sum on the Severance Payment Date;

(ii) a lump sum payment in an amount equal to the Target Bonus for the fiscal year in which such termination occurred (less applicable withholdings), with such payment to be made on the Severance Payment Date; and

(iii) reimbursement for premium payments the Executive makes under COBRA to continue the Executive and, if applicable, the Executive’s family’s health insurance coverage under the Company’s group health insurance plan for 12 months from the date of termination. Reimbursements for COBRA premium payments shall begin on the Severance Payment Date and shall be made as soon as possible following the Executive’s submission to the Company of proof of timely payments, but not later than 30 days after the Executive’s submission of proof of timely payments; provided, however, all such claims for reimbursement shall be submitted by the Executive and paid by the Company no later than 15 months following the termination of the Executive’s employment. Any obligation for the Company to make payments for COBRA reimbursement under this Agreement shall immediately cease when the Executive becomes eligible for health insurance from a subsequent employer, and the Executive shall promptly notify the Company of such subsequent eligibility. If the Executive desires COBRA coverage, the Executive shall bear full responsibility for applying for COBRA coverage and nothing herein shall constitute a guarantee of COBRA benefits. Under no circumstances will the Executive be entitled to a cash payment or other benefit in lieu of reimbursements for the actual costs of premiums for COBRA continuation hereunder. The amount of expenses eligible for reimbursement during any calendar year shall not be affected by the amount of expenses eligible for reimbursement in any other calendar year.

(d) Release of Claims. Notwithstanding any provision of this Agreement to the contrary, the Company’s obligation to provide the payments and benefits under Section 6(b) or 6(c) of this Agreement (as applicable) is conditioned upon the Executive’s execution and non-revocation of an enforceable release of claims and Executive’s compliance with Executive’s obligations under Sections 7, 8, and 9 of this Agreement. If the Executive chooses not to execute such a release, timely revokes the release, or fails to comply with Executive’s obligations under Sections 7, 8, and 9 of this Agreement, then the Company’s obligation to compensate Executive will cease upon the termination of Executive’s employment except as to amounts due at the time pursuant to Section 6(a). The Company shall provide the release of claims to the Executive within seven days of Executive’s separation from service, and the Executive must execute it within the time period specified in the release (which shall not be longer than 45 days from the date of receipt). Such release shall not be effective until any applicable revocation period has expired.

(e) Limitation. For the avoidance of doubt, in no situation will Executive be entitled to benefits under both Section 6(b) and Section 6(c).

(f) No Further Obligations. Except as expressly provided above or as otherwise required by law, the Company will have no obligations to Executive in the event of the termination of this Agreement for any reason.

7. Confidential Information and Competitive Business Activities. The Executive acknowledges that by virtue of Executive’s employment and position with the Company, Executive has or will have access to Confidential Information (as defined in the Employee Non-Disclosure and Invention Assignment Agreement executed by the Executive, effective as of the Start Date (the “Confidentiality Agreement”)), of the Company, including valuable information about its business operations and entities with which it does business in various locations, and has developed or will develop relationships with parties with whom it does business in various locations. The Executive also acknowledges that the Confidential Information and competitive business activities provisions set forth in the Confidentiality Agreement, are reasonably necessary to protect the Company’s legitimate business interests, are reasonable as to the time, territory and scope of activities which are restricted, do not interfere with public policy or public interest and are described with sufficient accuracy and definiteness to enable Executive to understand the scope of the restrictions imposed on Executive. The Executive acknowledges that Executive’s failure to abide by the provisions set forth in the Confidentiality Agreement and the provisions set forth under Sections 8 and 9 of this Agreement would cause irreparable harm to the Company for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company may be entitled by virtue of the Executive’s failure to abide by the provisions set forth in the Confidentiality Agreement: (i) the Company will be released of its obligations under this Agreement to make any post-termination payments; (ii) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for the Executive’s actual or threatened failure to abide by these provisions; (iii) the Executive will return all post-termination payments received pursuant to this Agreement; and (iv) the Executive will indemnify the Company for all reasonable and documented expenses, including attorneys’ fees, incurred by it in successfully enforcing these provisions. In the event that the Company exercises its right to discontinue payments under this provision and/or the Executive returns all post- termination payments received pursuant to this Agreement, the Executive shall remain obligated to abide by the provisions set forth in the Confidentiality Agreement.

8. Non-Competition. In addition to the provisions set forth in the Confidentiality Agreement and obligations under Section 7 of this Agreement, Executive agrees to be bound by the provisions of this Section 8:

(a) Employee understands that the nature of Employee’s position gives Employee access to and knowledge of Confidential Information (as defined in the Confidentiality Agreement) and places Employee in a position of trust and confidence with the Company. Employee further understands and acknowledges that the Company’s ability to reserve its Confidential Information, good will, and trade secrets for its exclusive knowledge and use is of great competitive importance and commercial value to the Company, and that improper use or disclosure by Employee would likely result in unfair or unlawful competitive activity. Therefore, given the aforementioned and in consideration for the promises provided to Employee by the Company herein, during the Restricted Period (as defined below), Employee shall not engage in Competitive Activity (as defined below) in the Prohibited Territory (as defined below).

(b) The “Restricted Period” means: (i) the period of time that Employee is employed by the Company; and (ii) the 12-month period following the last day of Employee’s employment with the Company (such last day referred to herein as the “Separation Date”).

(c) “Competitive Activity” means: performing services in any role or capacity, whether as an officer, director, shareholder, owner, partner, joint venturer, employee, independent contractor, consultant, advisor, sole proprietorship, agent, or representative for a Competitor of the Company that are the same as or substantially similar to the work Employee performed on behalf of the Company at any time during the 12 months prior to the Separation Date. Notwithstanding the preceding, passively owning less than 5% of a public company shall not constitute by itself Competitive Activity or assisting others to engage in Competitive Activity.

(d) “Competitor” means: an individual, business, corporation, association, firm, undertaking, company, partnership, joint venture, organization or other entity other than the Company that either (A) conducts Restricted Business within the Prohibited Territory or (B) provides or sells goods or services within the Prohibited Territory which are otherwise competitive with the goods or services provided by the Company.

(e) The “Restricted Business” means: the research, development, marketing, and sale of cardiovascular and pulmonary hypertension focused therapeutic products and any business engaged in by the Company as of the Separation Date.

(f) “Prohibited Territory” means: (i) the State of North Carolina; and (ii) within a 50-mile radius of any location in the United States in which Employee provided services at the time of, or during the 12-month period prior to, the Separation Date.

9. Non-Solicitation. In addition to the provisions set forth in the Confidentiality Agreement and obligations under Sections 7 and 8 of this Agreement, Executive agrees to be bound by the provisions of this Section 9:

(a) Employee understands and acknowledges that because of Employee’s experience with and relationship to the Company, Employee will have access to and will learn about much or all of the Company’s referral sources, customer information, and investor information, including, but not limited to, Confidential Information. Employee understands and acknowledges that the Company’s relationships with its referral sources, customers, and investors is of great competitive value, and that the Company has invested and continues to invest substantial resources in developing and preserving these relationships, and the loss of any such relationship or goodwill will cause significant and irreparable harm to the Company. Therefore, given the aforementioned and in consideration for the promises provided to Employee by the Company herein, during the Restricted Period, Employee shall not: (i) solicit, encourage, or cause any Restricted Supplier (as defined below) not to do business with or to reduce any part of its business with the Company; (ii) solicit, encourage, or cause any Restricted Referral Source (as defined below) not to do business with the Company or to reduce any part of the volume of business referred to the Company; (iii) solicit, encourage, or cause any investor or lender not to do business with or to reduce any part of its business with the Company; (iv) make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements about the Company or its business, owners, or agents, whether in writing, verbally, or on any online forum; (v) solicit, encourage, or cause any Restricted Client (as defined below) not to do business with or to reduce any part of its business with the Company; (vi) market, sell or provide to any Restricted Client any services or products that are competitive with or a substitute for the Company’s services or products; (vii) solicit, encourage, or cause any Restricted Client (as defined below) not to do business with or to reduce any part of its business with the Company; (viii) solicit, encourage, or cause any Restricted Employee (as defined below) to leave the Company; or (ix) assist or encourage anyone else to engage in any of the conduct prohibited by this Section 9.

(b) “Restricted Client” means: (i) any Company client with whom Employee had material business contact at any time during the 12 months prior to Employee’s last day of employment with the Company; and (ii) any Company client for whom Employee provided services at any time during the 12 months prior to Employee’s last day of employment with the Company.

(c) “Restricted Referral Source” means any business entity or person that operates or does business within the Prohibited Territory and that has referred business to the Company, if such referred business constitutes at least 20% of the Company’s aggregate gross revenue during the 12-month period prior to the Separation Date.

(d) “Restricted Supplier” means any Company supplier or vendor that operates or does business within the Prohibited Territory, if the materials, goods, or services purchased by the Company from such supplier or vendor constitute at least 20% of the Company’s aggregate purchases during the 12-month period prior to the Separation Date.

(e) “Restricted Employee” means each Company employee with whom Employee had material business contact or about whose abilities Employee learned while employed by the Company, and whom the Company employed at any time during the then-previous 12 months. Employee understands and acknowledges that the Company has extended and continues to expend significant time and expense in recruiting and training its employees and that the loss of such employees would cause significant and irreparable harm to the Company.

10. Representations and Warranties.

(a) The Executive represents and warrants to the Company that the Executive’s performance of this Agreement and as an employee of the Company does not and will not breach any non-competition agreement or any agreement to keep in confidence proprietary information acquired by the Executive in confidence or in trust prior to the Executive’s employment by the Company. The Executive represents and warrants to the Company that the Executive has not entered into, and agrees not to enter into, any agreement that conflicts with or violates this Agreement.

(b) The Executive represents and warrants to the Company that the Executive has not brought and shall not bring with the Executive to the Company, or use in the performance of the Executive’s responsibilities for the Company, any materials or documents of a former employer which are not generally available to the public or which did not belong to the Executive prior to the Executive’s employment with the Company, unless the Executive has obtained written authorization from the former employer or other owner for their possession and use and provided the Company with a copy thereof.

11. Notices. All notices, requests, consents, approvals, and other communications to, upon, and between the parties shall be in writing and shall be deemed to have been given, delivered, made, and received when: (a) personally delivered; (b) deposited for next day delivery by Federal Express, or other similar overnight courier services; (c) transmitted via telefacsimile or other similar device to the attention of the Company’s Chief Executive Officer with receipt acknowledged; or (d) three days after being sent or mailed by certified mail, postage prepaid and return receipt requested, addressed as follows:

If to the Company:

Tenax Therapeutics, Inc.

Attn: Chief Executive Officer

101 Glen Lennox Drive, Suite 300

Chapel Hill, NC 27517

If to the Executive:

Thomas R. Staab, II

[*]

12. Indemnification, Liability Insurance. The Company shall indemnify and hold the Executive harmless to the fullest extent permitted by the laws of the Company’s state of incorporation in effect at the time against and in respect of any and all third-party actions, suits, proceedings, claims, demands, judgments, costs, expenses (including advancement of reasonable attorney’s fees), losses, and damages resulting from the Executive’s performance of the Executive’s duties and obligations with the Company, but excluding claims arising out of Executive’s willful misconduct. The Executive will be entitled to be covered, both during and, while potential liability exists, by the insurance policies that the Company maintains generally for the benefit of officers and directors of the Company against all costs, charges and expenses incurred in connection with any action, suit or proceeding to which the Executive may be made a party by reason of being an officer or director of the Company in the same amount and to the same extent as the Company covers its other officers and directors. These obligations shall survive the termination of the Executive’s employment with the Company.

13. Effect; Assignment. This Agreement shall be binding on and inure to the respective benefit of the Company and its successors and assigns and the Executive and Executive’s personal representatives. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place. The Executive may not assign this Agreement or delegate Executive’s obligations hereunder. As used in this Agreement, “Company” shall mean the Company and any such successor which assumes and agrees to perform the duties and obligations of the Company under this Agreement by operation of law or otherwise.

14. Entire Agreement. Except as expressly provided in this Agreement and except for the Confidentiality Agreement, this Agreement: (i) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (ii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (A) no representations, inducements, promises or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (B) no agreement, statement or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

15. Severability. If a court of competent jurisdiction holds that any provision or sub- part thereof contained in this Agreement is invalid, illegal or unenforceable, that invalidity, illegality or unenforceability shall not affect, impair, or invalidate any other provision in this Agreement. If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable because of the geographic or temporal scope of such provision, such court will reduce such scope to the minimum extent necessary to make such covenants valid and enforceable. Executive acknowledges that the restrictive covenants contained in Sections 7, 8, and 9 are a condition of this Agreement and are reasonable and valid in temporal scope and in all other respects.

16. Amendment and Waiver. No provision of this Agreement, including the provisions of this Section, may be amended, modified, superseded, deleted, or waived in any manner except by a written agreement executed by the parties. Further, the Company’s or the Executive’s waiver of any breach of a provision of this Agreement shall not waive any subsequent breach by the other party.

17. Governing Law. This Agreement and the employment relationship created by it shall be governed by North Carolina law without giving effect to North Carolina choice of law provisions.

18. Consent to Jurisdiction and Venue. Each of the parties agrees that any suit, action, or proceeding arising out of this Agreement may be instituted against it in the Superior Court of Wake County, North Carolina or in the United States District Court for the Eastern District of North Carolina (assuming that such court has subject matter jurisdiction over such suit, action or proceeding). Each of the parties hereby waives any objection that it may have to the venue of any such suit, action, or proceeding, and each of the parties hereby irrevocably consents to the personal jurisdiction of any such court in any such suit, action, or proceeding.

19. Counterparts; Electronic Delivery. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one instrument reflecting the terms of the Agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. ESIGN Act of 2000, e.g., Docusign) or other transmission method and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

20. Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

21. Tax Matters.

(a) Application of Section 409A.

(i) Parties’ Intent. The parties intend that the provisions of this Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”), or an exemption, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause the Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of the Executive, use its reasonable business efforts to in good faith reform such provision to comply with Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to the Executive and the Company of the applicable provision shall be maintained.

(ii) Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement relating to the payment of any amounts or benefits upon or following a termination of employment unless such termination also constitutes a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” or like terms shall mean a separation from service.

(iii) Separate Payments. Each installment payment required under this Agreement shall be considered a separate payment for purposes of Section 409A.

(iv) Delayed Distribution to Specified Employees. If the Company determines in accordance with Section 409A, in the Company’s sole discretion, that the Executive is a specified employee of the Company, any payments and/or benefits provided under this Agreement that constitute “nonqualified deferred compensation” subject to Section 409A that are provided to Executive on account of Executive’s separation from service shall not be provided until the day after the six-month anniversary of Executive’s termination date (“Specified Employee Payment Date”). The aggregate amount of any payments that would otherwise have been made to Executive during such six-month period shall be paid in a lump sum to Executive on the Specified Employee Payment Date without interest and, thereafter, any remaining reimbursements shall be paid without delay in accordance with their original schedule.

(b) Withholdings. The Company shall withhold any amounts required from any payment due the Executive hereunder in accordance with state and federal tax law requirements.

22. Obligations Survive Termination of Employment. The termination of Executive’s employment for whatever reason will not impair or relieve Executive of any of Executive’s obligations under this Agreement which, by their express terms or by implication, extend beyond the term of Executive’s employment.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year first above written.

TENAX THERAPEUTICS, INC.

By:	/s/ Christopher T. Giordano
Name:	Christopher T. Giordano
Title:	President and Chief Executive Officer

EXECUTIVE:

/s/ Thomas R. Staab, II
Thomas R. Staab, II

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